Exhibit 2

Columbia Funds Series Trust I

Columbia Funds Variable Insurance Trust

Columbia Funds Institutional Trust

(each a “Fund”; collectively the “Funds”)

October 28, 2009 Board Meeting of the Funds

VOTED:	That the Board hereby determines, after due consideration of all relevant factors, including, but not limited to, (i) the value of the aggregate assets of the Funds to which any covered person may have access, (ii) the types and terms of the arrangements made for the custody and safekeeping of such assets, and (iii) the nature of securities in the portfolio of the Funds, that the proposed joint fidelity bond is in reasonable form and amount;

VOTED:	That the Board, after considering all relevant factors, including, but not limited to, the number of other parties named as insureds, the nature of the business activities of such other parties, the amount of the joint fidelity bond, the amount of the premium for such bond, the ratable allocation of the premium among all parties named as insureds and the extent to which the share of the premium allocated to each Fund is less than the premium it would have had to pay if it had provided and maintained a single fidelity bond, hereby approves the portion of the premium to be paid by such Fund;

VOTED:	That the Board hereby approves the amount, type, form and coverage of the joint fidelity bond;

VOTED:	That the Board hereby determines that the participation of the Funds in a joint fidelity bond allocation agreement, pursuant to which the parties agree that in the event recovery is received under the bond as a result of a loss sustained by a Fund and one or more other insureds, such Fund shall receive an equitable and proportionate share of the recovery at least equal to the amount which it would have received had it maintained a single fidelity bond, is in the best interests of each Fund; and

VOTED:	That the Secretary or Assistant Secretary of each Fund be, and each hereby is, authorized to cause such bond and joint fidelity bond agreement be filed with the SEC pursuant to Rule 17g-1(g) under the Investment Company Act of 1940, as amended.

December 8, 2009 Board Meeting of the Funds

VOTED:	That the addition of, and the amendment of the joint directors and officers/errors and omissions liability insurance (the “Joint Policy”), the joint blanket bond (“Joint Bond”) and the Joint Bond allocation agreement to add, Columbia Funds Series Trust III, on behalf of its twelve new shell money market funds (the “New Shell Money Funds”), as a Named Insured Company (as defined therein) under the Joint Policy, effective November 19, 2009; (ii) as an Insured (as defined therein) under the Joint Bond, effective upon the completion of the redomiciling of Columbia Cash Reserves, Columbia Money Market Reserves, Columbia Treasury Reserves, Columbia Government Reserves, Columbia Municipal Reserves, Columbia Tax-Exempt Reserves, Columbia California Tax-Exempt Reserves, Columbia New York Tax-Exempt Reserves, Columbia Connecticut Municipal Reserves, Columbia Massachusetts Municipal Reserves, Columbia Daily Cash Reserves and Columbia Government Plus Reserves into the New Shell Money Funds (the “Redomiciling Transactions”); and (iii) as a Company (as defined therein) to the Joint Bond Allocation Agreement, effective upon the completion of the Redomiciling Transactions be, and it hereby is, authorized and approved.

Columbia Funds Series Trust

Columbia Funds Master Investment Trust, LLC

Columbia Funds Variable Insurance Trust I

Columbia Funds Series Trust II

(each a “Fund Company”; collectively the “Fund Company”)

November 6, 2009 Board Meeting of the Fund Company

RESOLVED, that the Board of the Fund Company, including a majority of the Independent Trustees, hereby determines, with due consideration to, among other things, (i) the value of the aggregate assets of the fund companies to which any covered person may have access, (ii) the types and terms of the arrangements made for the custody and safekeeping of such assets, and (iii) the nature of securities in the portfolios of the Fund Company, that such bond is in reasonable form and amount;

FURTHER RESOLVED, that the Board of the Fund Company, including a majority of the Independent Trustees, after taking all relevant factors into consideration, including, but not limited to, the number of other parties named as insureds, the nature of the business activities of such other parties, the amount of the joint bond, the amount of the premium for such bond, the ratable allocation of the premium among all parties named as insureds and the extent to which the share of the premium allocated to the Fund Company is less than the premium it would have had to pay if it had provided and maintained a single fidelity bond, hereby approves the portion of the premium to be paid by the Fund Company;

FURTHER RESOLVED, that the Board of the Fund Company, including a majority of the Independent Trustees, hereby approves the amount, type, form and coverage of the joint bond;

FURTHER RESOLVED, that the Board of the Fund Company, including a majority of the Independent Trustees, hereby determines that the participation of the Fund Company in a joint bond agreement substantially in the form presented at this meeting, pursuant to which the parties agree that in the event recovery is received under the bond as a result of a loss sustained by the Fund Company and one or more other insureds, the Fund Company shall receive an equitable and proportionate share of the recovery at least equal to the amount which it would have received had it maintained a single bond, is in the best interests of the Fund Company; and

FURTHER RESOLVED, that the Secretary or Assistant Secretary of the Fund Company be, and she or he hereby is, authorized and directed to cause such bond and joint bond agreement to be filed with the SEC pursuant to Rule 17g-1(g) under the 1940 Act.

BofA Funds Series Trust

(the “Fund Company”)

December 10, 2009 Board Meeting of the Fund Company

RESOLVED, that the Board hereby determines, with due consideration to, among other things, (i) the value of the aggregate assets of the Fund Company to which any covered person may have access, (ii) the types and terms of the arrangements made for the custody and safekeeping of such assets, (iii) the nature of securities in the portfolios of the Fund Company and (iv) the amount of the bond, and the premium of such bond in the amount presented at this meeting, none of which is currently allocated to the Fund Company, is in reasonable form and amount;

FURTHER RESOLVED, that the Board, after taking all relevant factors into consideration, including, but not limited to, the number of other parties named as insureds, the nature of the business activities of such other parties, the amount of the joint insured bond, the amount of the premium for such bond, the ratable allocation of the premium among all parties named as insureds and the extent to which the share of the premium allocated to the Fund Company is less than the premium it would have had to pay if it had provided and maintained a single insured bond, hereby approves the portion of the premium to be paid by the Fund Company, which will be allocated pro rata according to the relative premium that the Fund Company would pay for separate fidelity bond coverage; and

FURTHER RESOLVED, that the Secretary of the Fund Company be, and he hereby is, authorized and directed to cause such bond to be filed with the SEC pursuant to Rule 17g-1(g) under the 1940 Act.